Exhibit (e)(5)

BOSTON SCIENTIFIC CORPORATION

300 Boston Scientific Way

Marlborough, Massachusetts 01752

September 21, 2016

EndoChoice Holdings, Inc.

c/o Guggenheim Securities, LLC

330 Madison Avenue, 14th Floor

New York, NY 10017

Re:	Extension of Exclusivity

Ladies and Gentlemen:

We refer to the indication of interest between Boston Scientific Corporation and EndoChoice Holdings, Inc. dated September 1, 2016 (the “Indication of Interest”).

In consideration of the ongoing good faith discussions between the parties, this letter confirms that the exclusivity period under the Indication of Interest has been extended until 11:59 p.m. Eastern Time on September 27, 2016.

If you are in agreement with the foregoing, kindly sign this letter where indicated below and return a copy to us.

Sincerely,
BOSTON SCIENTIFIC CORPORATION
By:	/s/ Michael J. Ryan
Name:	Michael J. Ryan
Title:	Director, Business Development

Agreed to on behalf of: ENDOCHOICE HOLDINGS, INC.
By:	/s/ Mark Gilreath
Name:	Mark Gilreath
Title:	Chief Executive Officer